Exhibit (l)(2)

Drinker Biddle & Reath LLP

One Logan Square

Suite 2000

Philadelphia, PA 19103

(215) 988-2700 (Phone)

(215) 988-2757 (Facsimile)

www.drinkerbiddle.com

March 29, 2018

Vivaldi Opportunities Fund

c/o UMB Fund Services, Inc.

235 West Galena Street

Milwaukee, WI 53212

RE:	Vivaldi Opportunities Fund

Ladies and Gentlemen:

We have acted as counsel for Vivaldi Opportunities Fund, a Maryland corporation (the “Fund”), in connection with the proposed rescission offer by the Fund with respect to up to 610,512 previously-issued shares of common stock of the Fund (“Shares”), the offer and sale of which has not previously been registered under the Securities Act of 1933, as amended (the “1933 Act”), pursuant to the Fund’s registration statement on Form N-2, as amended (the “Registration Statement”), to be filed today under the 1933 Act and the Investment Company Act of 1940, as amended.

We have reviewed the Fund’s Articles of Incorporation and By-laws, resolutions of the Fund’s Board of Directors (the “Board”), and such other legal and factual matters as we have deemed appropriate. We have also reviewed the Fund’s Registration Statement.

This opinion is based exclusively on the Maryland General Corporation Law and not the 1933 Act.

We have also assumed the following for purposes of this opinion:

1.       The Shares have been issued in accordance with the Fund’s Articles of Incorporation and By-laws and resolutions of the Fund’s Board relating to the creation, authorization and issuance of the Shares.

2.       Upon the sale of Shares, the Fund received the authorized consideration therefor, which at least equaled the net asset value of the Shares.

Vivaldi Opportunities Fund

March 29, 2018

Based upon the foregoing, we are of the opinion that:

1.       The Shares issued pursuant to the Registration Statement were duly authorized for issuance by the Fund; and

2.       When issued and paid for pursuant to the terms provided in the Registration Statement, the Shares issued pursuant to the Registration Statement were validly issued, fully paid and non-assessable by the Fund.

We consent to the filing of this opinion as an exhibit to the Registration Statement. Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by, or filed with, any other person or entity or for any other purpose without our prior written consent.

Sincerely,

/s/ Drinker Biddle & Reath LLP
Drinker Biddle & Reath LLP